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                                                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

DecisionOne Holdings Corp.:


We consent to the use in this Amendment No. 1 to the Registration Statement, File No. 333-28265, of DecisionOne Holdings Corp. and subsidiaries on Form S-4 of our report dated August 30, 1996 and our report dated December 29, 1995 on DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.) and subsidiary which are part of this Registration Statement, and of our reports dated August 30, 1996 and December 29, 1995 relating to the financial statement schedules appearing elsewhere in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.


DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
July 9, 1997